Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

April 5, 2011

Bank of Montreal,

21st Floor, 1 First Canadian Place,

Toronto, ON M5X 1A1.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Bank of Montreal (“BMO”), a Canadian bank chartered under the Bank Act (Canada), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by BMO with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the proposed issuance of BMO common shares (the “Shares”) in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of December 17, 2010 (the “Merger Agreement”) by and between BMO and Marshall & Ilsley Corporation, a Wisconsin corporation (“M&I”).

We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law, the statements set forth under the caption “Material United States Federal Income Tax Consequences” in the Registration Statement are, subject to the qualifications, exceptions, assumptions and limitations contained therein, accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP